Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	August 14, 2006 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS THIRD QUARTER
AND NINE MONTH RESULTS

CLEVELAND, OH, August 14 Hickok Incorporated (OTC Bulletin Board: HICKA.OB), a Cleveland based supplier of products and services for automotive, locomotive, and aircraft industries, today reported results for the third quarter and nine months ended June 30, 2006.

For the quarter ended June 30, 2006, the Company recorded net income of $293,975 or 24 cents per share, compared with a net loss of $342,537 or 28 cents per share, in the same period a year ago. Sales in the third quarter were $4,221,159, up 53% from $2,761,122 a year ago.

In the first nine months, the Company reported net income of $292,506 or 24 cents per share, compared with a net loss of $1,081,905 or 89 cents per share, in the same period a year ago. Sales were $10,537,784, up 37%, compared to $7,668,094 a year ago.

Robert L. Bauman, President and CEO, said that the improved operating results were a result of higher sales of automotive diagnostic equipment. The increase was primarily the result of initial shipments of a large order for a proprietary diagnostic product to the dealership network of a major vehicle OEM. He also stated that the remaining backlog relating to the order would increase revenues and operating results in the fourth quarter significantly.  He further stated, the Company is optimistic that the product would find application in other OEMs and markets. He cautioned that while the Company's other businesses continue to show some improvement the Company continues to rely on large orders to provide positive operating results. He then went on to say that the Company continues to invest in a large emissions program with the State of California that could contribute significantly to fiscal 2007 revenues and operating results.

Backlog at June 30, 2006 was $4,746,000 an increase of 454% from the backlog of $1,046,000 a year earlier. The increase was due primarily to increased orders in automotive diagnostic products of $3,562,000, specifically, $3,857,000 for large OEM customers, offset in part by decreases of approximately $31,000 for  non-emission aftermarket products, $148,000 for emission products and $116,000 for fastening products. Also contributing to the increase was $132,000 for indicators and gauges. The Company estimates that approximately 95% of the current backlog will be shipped in the last quarter of  fiscal 2006.

The Company's financial position remains strong, with current assets of $9,227,149 that are 3.4 times current liabilities, and no long-term debt. Working capital at June 30, 2006 totaled $6,546,727 and shareholder's equity was $8,726,277 or $7.20 per share.

Hickok provides products and services primarily for automotive, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2006, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS		9 MONTHS
Period ended June 30	2006	2005	2006	2005
Net sales	$4,221,159	$2,761,122	$10,537,784	$7,668,094
Income (loss) before Income tax	445,475	(519,537)	443,306	(1,639,905)
Income (recovery of) taxes	151,500	(177,000)	150,800	(558,000)
Net income (loss)	293,975	(342,537)	292,506	(1,081,905)

Basic income (loss) per share	.24	(.28)	.24	(.89)
Diluted income (loss) per share	.24	(.28)	.24	(.89)

Weighted average shares outstanding	1,211,245	1,211,245	1,211,245	1,211,757